Exhibit 1

January 27, 2005

Manager Companies
Company Announcements Office
Australian Stock Exchange Ltd
Level 4, Stock Exchange Centre
20 Bridge Street
Sydney NSW 2000

Dear Sir

Rinker Group Limited (Rinker)
Trading Update for the Quarter ended 31 December, 2004

Attached is the Trading Update for Rinker Group Limited for the third quarter (three months ended 31 December 2004), accompanied by Quarterly Financial Information.

A conference call to analysts, to discuss the release, will be webcast live on the Rinker website (www.rinkergroup.com) from 9 a.m. AEDT on Friday 28 January (5 p.m. US ET – Thursday 27 January). The conference call will be archived on the website.

Yours faithfully

/s/ Peter Abraham
Peter Abraham
Company Secretary

Rinker Group Limited ABN 53003433118

Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515

Telephone (02) 9412 6600 Facsimile (02) 9412 6666

News Release

Rinker third quarter net earnings up 33% in US$, 25% in A$

Rinker Group Limited (Rinker) today announced net profit after tax (PAT) for the three months ended 31 December 2004 of US$95 million(1), up 33% (A$124 million, up 25%) on the December quarter 2003.

Earnings per share (EPS)(2) rose 35% to 10.1 US cents (13.1 Australian cents, up 26%). Earnings per ADR were US$1.01. Earnings per share prior to the amortisation of goodwill(2) were 11.4 US cents (up 30%) and 14.9 Australian cents (up 21%).

Other key measures:

•                  Earnings before interest and tax, depreciation and amortisation (EBITDA)(3) rose 26% to US$227 million (A$297 million; up 19%)

•                  Earnings before interest and tax (EBIT)(3) rose 34% to US$163 million (A$213 million; up 26%)

•                  Trading revenue was up 18% to US$1,095 million (A$1,426 million; up 11%)

•                  Return on funds employed (ROFE)(4) was 21.2% in US$ for the year to December, up from 16.3% for the prior year (22.6% in A$, up from 18.6%). All business segments sharply increased ROFE.

•                  Return on equity(5), pre goodwill amortisation, was 17.1% in US$ for the year to December, up 2 pp from 15.1% for the prior year (18.2%, up from 17.1% in A$)

Rinker Materials Corporation in the US, which produces around 80% of group earnings and revenue, delivered another consistently strong performance, with US$ EBITDA up 31%, and revenue up 19%. Readymix EBITDA rose 2% in local A$ currency, with revenue up 10%. Normalised EBITDA – excluding a A$3.5 million land sale in the December quarter 2003 – grew 8%.

For the nine months to end December, Rinker PAT was up 36% to US$302 million (A$418 million, up 26%). EPS rose 36% to 32.1 US cents (44.3 Australian cents, up 26%). EPS prior to goodwill amortisation rose 30% to 36.0 US cents (49.8 Australian cents, up 21%).

•                  EBITDA rose 26% to US$697 million (A$961 million; up 17%),

•                  EBIT was up 34% to US$509 million (A$703 million; up 24%)

•                  Trading revenue rose 16% to US$3,228 million (A$4,447 million, up 8%), and

•                  Operating cash flow was steady at US$476 million, with free cash flow(6) down slightly due mainly to the timing of tax paid and volume driven increases in working capital.

For the nine months, Rinker Materials’ EBITDA was up 24% and EBIT up 35% in US$. In A$, Readymix EBITDA rose 23% and EBIT 21%.

“All of the group businesses continued to grow and improve their performance again during the quarter,” said Rinker CEO David Clarke. “The strong improvement in ROFE supports our commitment to working our assets harder and using our capital as efficiently as possible.”

The group’s balance sheet continued to strengthen. Net debt(7) at end December was US$416 million (A$535 million), down 31% from US$601 million (A$796 million) at the year-end in March. EBIT interest cover(8) for the 12 months to end December was 20.7 times in US$. Gearing or leverage (net debt/net debt plus equity)(9) was 14% while net debt/equity(9) was 17%.

Mr Clarke reiterated Rinker’s commitment to growth and capital management. “We are very aware of the group’s strong balance sheet and cash flows,” he said. “Whilst acquisitions have been relatively scarce in the industry, we have continued to invest in new plants and equipment to enhance our market position in both the US and Australia.

“We continue to pursue value-adding acquisitions as our preferred growth option and we are investing in very high return organic growth projects – including US$67 million on new plants and equipment in the nine months to December. Our strong cash generation should enable us to finance both acquisitions and organic development, and simultaneously some form of capital management, as appropriate.”

Financial results summary

December 2004 Quarter	Result in US$			Variance	Result in A$			Variance
Trading Revenue	US$	1,095	m	18%	A$	1,426	m	11%
EBITDA	US$	227	m	26%	A$	297	m	19%
EBIT	US$	163	m	34%	A$	213	m	26%
PAT	US$	95	m	33%	A$	124	m	25%
Free cash flow	US$	92	m	(21)%	A$	121	m	(22)%

9 Months YTD	Result in US$			Variance		Result in A$			Variance
Trading Revenue	US$	3,228	m	16%		A$	4,447	m	8%
EBITDA	US$	697	m	26%		A$	961	m	17%
EBIT	US$	509	m	34%		A$	703	m	24%
PAT	US$	302	m	36%		A$	418	m	26%
Free cash flow	US$	310	m	(3)%		A$	431	m	(6)%
ROFE (last 12 months)		21.2%		4.9	pp		22.6%		4.0	pp

Business performance

Rinker Materials’ major businesses all improved during the quarter, with aggregates EBITDA up 24% (up 15% for the nine months YTD); cement up 24% (up 10% YTD); concrete, block and asphalt up 69% (up 47% YTD) and concrete pipe & products up 6% (19% YTD). This was due mainly to strong price increases across most major products, together with an ongoing focus on offsetting sharply higher costs for fuel, power and raw materials by reducing other costs and enhancing operating and service efficiencies.

Aggregates volumes were flat during the quarter while concrete was up 3%. Cement was down slightly. Block volume was helped by three new plants and production lines coming on stream compared to the December quarter 2003.

Rinker Materials ‘Other’ segment recorded a US$5 million EBITDA loss for the quarter including a noncash pre-tax book loss of approximately US$15 million on the divestment of the small prestress business. Agreement has also been reached for the divestment of the small polypipe business. Closing of this sale is expected to occur in the fourth quarter, resulting in a pre-tax gain of around US$8 million.

Underlying Readymix profit and sales continued to show solid growth. As forecast, reported profit growth in the third quarter slowed, due to the land sale in the December 2003 quarter. (The growth rate in the first half was also particularly strong due to comparison with a rain-hampered corresponding period in YEM04). Prices rose in all products, including Australian concrete prices up 5%. Volumes rose except in cement, due to an unscheduled major shutdown at the Railton, Tasmania cement mill, which impacted Cement Australia returns. Profits from the Emoleum joint venture improved sharply.

Operational improvement programs across the group delivered around US$10 million in cost savings during the quarter (US$34 million YTD).

Outlook

“It is pleasing to report another quarter of consistent strong growth,” said Mr Clarke. “Despite significant increases in costs, our people have worked hard to offset them with operational improvement programs and price increases.

“The base business, particularly in Florida, has again performed well, while our development growth initiatives are enhancing our strong market positions.”

Construction activity continued to improve during the quarter in both the US and Australia. Overall, forecasts are for a slowing in construction activity growth rates across most of the group’s major markets, but we continue to expect slight incremental growth in volumes in both the US and Australia. Further price increases are also expected during the current quarter in the US and from April in Australia, aimed at offsetting more anticipated cost increases.

“Our expectations for the full year results for YEM 05 are that we will deliver around 35% growth in trading EBIT for Rinker Materials in US$ and around 20% for Readymix in A$. This is an upgrade on our previous guidance.

“It is too early at this stage to accurately predict the level of profit growth for the group’s next financial year to end March 2006,” said Mr Clarke. “However, our order books and comments from our customers suggest that solid demand should continue for the foreseeable future. While we expect higher costs, early indications are that prices will also be higher in most products. We will provide further profit guidance for YEM 06 when we report our year end results in May.”

For further information, please contact Debra Stirling on 61 2 9412 6680 or mobile 0419 476 546

(international + 61 419 476 546) email: dstirling@rinker.com.au

This news release contains a number of forward-looking statements. Such forward-looking statements are not guarantees of future results or performance and involve risks, uncertainties and other factors, which could cause actual results to differ materially from those in the forward looking statements. Those risks, uncertainties and other factors include: the general economic and business conditions in the United States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and plans regarding acquisitions, dispositions and business development; Rinker’s ability to efficiently integrate past and future acquisitions; compliance with, and potential changes to, governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs, pension costs; healthcare costs; and other risks and uncertainties identified in our filings with the Australian Stock Exchange and the U.S. Securities and Exchange Commission.

1.               Rinker’s operating subsidiaries (Rinker Materials Corporation in the US and Readymix in Australia and China) each generate all revenue and incur all costs in their local currency. As a result, the directors believe their performance is best measured in their local currency. At the group level, Rinker Materials Corporation represents around 80% of earnings. As a result, US$ performance represents the most appropriate measure of Rinker performance and value.

2                 Reconciliation of Earnings per share for the quarter ended 31 December 2004

Earnings per share represents Net profit attributable to members of Rinker Group Limited divided by weighted average number of shares outstanding.

	US$ million		A$ million
Quarter ended 31 December	2004	2003	2004	2003
Net profit attributable to members of Rinker Group Limited	94.6	71.0	123.7	98.7
Weighted average number of shares outstanding (million)	941.2	945.0	941.2	945.0
Earnings per share (cents)	10.1	7.5	13.1	10.4

Earnings per share pre-amortisation of goodwill represents Net profit attributable to members of Rinker Group Limited excluding goodwill amortisation divided by the weighted average number of shares outstanding.

	US$ million		A$ million
Quarter ended 31 December	2004	2003	2004	2003
Net profit attributable to members of Rinker Group Limited	94.6	71.0	123.7	98.7
Add back goodwill amortisation (after tax)	12.5	12.5	16.3	17.2
Net profit attributable to members of Rinker Group Limited before goodwill amortisation	107.1	83.5	140.0	115.9
Weighted average number of shares outstanding (million)	941.2	945.0	941.2	945.0
Earnings per share pre-amortisation of goodwill (cents)	11.4	8.8	14.9	12.3

Reconciliation of Earnings per share for the nine months ended 31 December 2004

Earnings per share represents Net profit attributable to members of Rinker Group Limited divided by weighted average number of shares outstanding.

	US$ million		A$ million
Nine months ended 31 December	2004	2003	2004	2003
Net profit attributable to members of Rinker Group Limited	302.2	222.8	417.5	331.5
Weighted average number of shares outstanding (million)	942.4	944.8	942.4	944.8
Earnings per share (cents)	32.1	23.6	44.3	35.1

Earnings per share pre-amortisation of goodwill represents Net profit attributable to members of Rinker Group Limited excluding goodwill amortisation divided by the weighted average number of shares outstanding.

	US$ million		A$ million
Nine months ended 31 December	2004	2003	2004	2003
Net profit attributable to members of Rinker Group Limited	302.2	222.8	417.5	331.5
Add back goodwill amortisation (after tax)	37.5	37.5	51.6	55.6
Net profit attributable to members of Rinker Group Limited before goodwill amortisation	339.7	260.3	469.1	387.1
Weighted average number of shares outstanding (million)	942.4	944.8	942.4	944.8
Earnings per share pre-amortisation of goodwill (cents)	36.0	27.6	49.8	41.0

3      Reconciliation of EBIT and EBITDA for the quarter ended 31 December 2004

EBIT represents profit on ordinary activities before finance and income tax.

EBITDA represents EBIT before Depreciation and Amortisation (DA).

	December Quarter
	US$ million			A$ million
	Dec’04 Qtr	Dec ‘03 Qtr	Variance %	Dec ‘04 Qtr	Dec’03 Qtr	Variance %

Segment Revenue
Aggregate	227	201	13%	295	278	6%
Cement	108	95	14%	141	132	7%
Concrete, block, asphalt	410	335	22%	535	463	16%
Concrete pipe and products	112	103	9%	146	143	2%
Other	127	97	31%	165	134	23%
Eliminations	(149)	(128)	16%	(194)	(177)	10%
Rinker Materials	835	703	19%	1,088	973	12%
Readymix	260	222	17%	339	308	10%
Consolidated Rinker group	1,095	925	18%	1,426	1,281	11%

Segment EBIT
Aggregate	44.0	33.6	31%	57.4	46.7	23%
Cement	32.4	25.1	29%	42.2	34.7	22%
Concrete, block, asphalt	50.5	25.4	99%	66.0	35.2	88%
Concrete pipe and products	17.7	15.9	11%	23.2	22.2	5%
Other	(9.4)	(6.6)	n/a	(12.0)	(9.0)	n/a
Rinker Materials	135.3	93.4	45%	176.8	129.7	36%
Readymix	30.7	30.6	—	40.0	42.6	(6)%
Corporate	(2.7)	(2.2)	(23)%	(3.5)	(3.0)	(17)%
Consolidated Rinker group	163.3	121.9	34%	213.3	169.3	26%

Segment DA
Aggregate	18.9	17.2	10%	24.6	23.6	4%
Cement	5.4	5.3	2%	7.1	7.4	(4)%
Concrete, block, asphalt	15.6	13.7	14%	20.2	18.9	7%
Concrete pipe and products	7.6	8.0	(5)%	9.9	10.9	(9)%
Other	4.1	5.1	(20)%	5.3	7.1	(25)%
Rinker Materials	51.6	49.3	5%	67.1	68.0	(1)%
Readymix	12.4	9.2	35%	16.1	12.7	27%
Consolidated Rinker group	64.0	58.4	10%	83.3	80.7	3%

Segment EBITDA
Aggregate	62.9	50.8	24%	82.0	70.3	17%
Cement	37.8	30.4	24%	49.2	42.1	17%
Concrete, block, asphalt	66.1	39.1	69%	86.2	54.1	59%
Concrete pipe and products	25.3	23.9	6%	33.1	33.1	—
Other	(5.3)	(1.5)	n/a	(6.6)	(1.9)	n/a
Rinker Materials	186.9	142.7	31%	243.9	197.7	23%
Readymix	43.1	39.8	8%	56.2	55.3	2%
Corporate	(2.7)	(2.2)	(23)%	(3.5)	(3.0)	(17)%
Consolidated Rinker group	227.3	180.3	26%	296.6	250.0	19%

3      Reconciliation of EBIT and EBITDA for the nine months ended 31 December 2004

EBIT represents profit on ordinary activities before finance and income tax.

EBITDA represents EBIT before Depreciation and Amortisation (DA).

	9 months YTD
	US$ million			A$ million
	Dec ‘04 9 months	Dec ‘03 9 months	Variance %	Dec ‘04 9 momths	Dec ‘03 9 months	Variance %

Segment Revenue
Aggregate	681	607	12%	939	900	4%
Cement	304	279	9%	419	414	1%
Concrete, block, asphalt	1,206	1,028	17%	1,662	1,527	9%
Concrete pipe and products	367	330	11%	507	492	3%
Other	352	302	16%	483	449	8%
Eliminations	(423)	(382)	11%	(583)	(566)	3%
Rinker Materials	2,486	2,165	15%	3,427	3,216	7%
Readymix	742	608	22%	1,020	901	13%
Consolidated Rinker group	3,228	2,773	16%	4,447	4,117	8%

Segment EBIT
Aggregate	132.0	111.1	19%	182.1	165.4	10%
Cement	80.9	72.5	12%	110.9	107.4	3%
Concrete, block, asphalt	131.2	79.5	65%	180.2	118.4	52%
Concrete pipe and products	65.4	50.4	30%	90.6	75.2	20%
Other	(1.0)	(11.7)	n/a	(0.1)	(16.5)	n/a
Rinker Materials	408.5	301.9	35%	563.7	449.9	25%
Readymix	108.5	83.6	30%	149.9	123.8	21%
Corporate	(7.7)	(6.0)	(28)%	(10.6)	(9.0)	(18)%
Consolidated Rinker group	509.3	379.5	34%	703.0	564.8	24%

Segment DA
Aggregate	55.3	51.2	8%	76.2	75.9	0%
Cement	16.2	16.0	1%	22.3	23.8	(6)%
Concrete, block, asphalt	44.7	40.5	10%	61.5	59.9	3%
Concrete pipe and products	23.2	24.1	(4)%	31.9	35.7	(11)%
Other	12.6	16.8	(25)%	17.3	25.0	(31)%
Rinker Materials	151.9	148.4	2%	209.2	220.3	(5)%
Readymix	35.3	25.3	40%	48.5	37.6	29%
Corporate	0.2	—	n/a	0.3	—	n/a
Consolidated Rinker group	187.4	173.7	8%	258.0	257.8	0%

Segment EBITDA
Aggregate	187.4	162.3	15%	258.2	241.3	7%
Cement	97.1	88.5	10%	133.1	131.2	1%
Concrete, block, asphalt	175.8	120.0	47%	241.7	178.3	36%
Concrete pipe and products	88.6	74.5	19%	122.6	110.9	11%
Other	11.6	5.1	n/a	17.2	8.5	n/a
Rinker Materials	560.4	450.3	24%	772.8	670.2	15%
Readymix	143.7	108.9	32%	198.4	161.4	23%
Corporate	(7.5)	(6.0)	(25)%	(10.4)	(9.0)	(16)%
Consolidated Rinker group	696.6	553.2	26%	960.9	822.6	17%

4      Reconciliation of Return on Funds Employed (ROFE)

Return on funds employed represents previous 12 months’ EBIT divided by end of period funds employed.

US$ million Year ended 31 December	EBIT 2004	Funds Employed 2004	ROFE 2004	EBIT 2003	Funds Employed 2003	ROFE 2003
Aggregates	159.0	794.8	20.0%	130.6	815.4	16.0%
Cement	103.9	337.4	30.8%	96.3	369.1	26.1%
Concrete, block, asphalt	168.1	661.0	25.4%	106.1	607.1	17.5%
Concrete pipe and products	68.0	345.7	19.7%	59.2	362.4	16.3%
Other	(0.6)	74.2	(0.9)%	(12.4)	69.3	(17.9)%
Total Rinker Materials	498.4	2,213.1	22.5%	379.7	2,223.3	17.1%
Readymix	134.7	705.7	19.1%	103.2	681.8	15.1%
Corporate	(10.9)	12.9	n.m.	(8.0)	1.2	n.m.
Consolidated Rinker group	622.2	2,931.7	21.2%	474.9	2,906.3	16.3%

A$ million Year ended 31 December	EBIT 2004	Funds Employed 2004	ROFE 2004	EBIT 2003	Funds Employed 2003	ROFE 2003
Aggregates	217.5	1,021.0	21.3%	198.0	1,089.0	18.2%
Cement	141.0	433.5	32.5%	147.3	492.9	29.9%
Concrete, block, asphalt	228.8	849.2	26.9%	162.6	810.7	20.1%
Concrete pipe and products	94.1	444.2	21.2%	89.9	484.0	18.6%
Other	0.3	95.3	0.3%	(17.8)	92.6	(19.2)%
Total Rinker Materials	681.7	2,843.2	24.0%	580.0	2,969.2	19.5%
Readymix	184.4	906.5	20.3%	156.0	911.3	17.1%
Corporate	(14.7)	16.5	n.m.	(12.2)	1.8	n.m.
Consolidated Rinker group	851.4	3,766.2	22.6%	723.7	3,882.3	18.6%

5      Reconciliation of Return on Equity (ROE)

Return on equity represents the previous 12 months’ Net profit attributable to members of Rinker Group Limited divided by equity attributable to members of Rinker Group Limited.

Return on equity prior to goodwill amortisation is calculated by excluding goodwill amortisation from Net Profit attributable to members of Rinker Group Limited.

	US$ million		A$ million
Year ended 31 December	2004	2003	2004	2003
Net profit attributable to members of Rinker Group Limited	375.0	277.7	512.8	422.5
Equity attributable to members of Rinker Group Limited	2,492.3	2,184.8	3,201.7	2,932.6
ROE	15.0%	12.7%	16.0%	14.4%
Goodwill amortisation (after tax)	50.8	51.2	69.2	78.7
Net profit attributable to members of Rinker Group Limited	375.0	277.7	512.8	422.5
Net profit attributable to members of Rinker Group Limited before goodwill amortisation	425.8	328.9	582.0	501.2
ROE pre-amortisation of goodwill	17.1%	15.1%	18.2%	17.1%

6      Reconciliation of Free cash flow

Free cash flow represents Net cash from operating activities less (1) operating capital expenditures included in cashflows from purchase of property, plant and equipment and (2) interest paid.

	US$ million		A$ million
Nine months ended 31 December	2004	2003	2004	2003
Operating profit before finance and tax	509.3	379.5	703.0	564.8
Depreciation and amortisation	187.4	173.7	258.0	257.8
Net income tax (paid) refunded	(121.5)	(46.7)	(158.0)	(61.7)
Change in working capital	(105.0)	(53.8)	(148.2)	(90.9)
Profit/loss on asset sales/non trade	12.3	1.8	15.7	2.9
Interest received	13.0	8.8	17.6	12.5
Other	(20.0)	12.0	(28.0)	17.9
Net Cash from operating activities	475.5	475.3	660.2	703.4
Operating capital expenditure	(135.4)	(123.3)	(187.0)	(197.1)
Interest paid	(30.0)	(32.6)	(42.1)	(48.4)
Free Cash Flow	310.1	319.4	431.1	457.9

Capital expenditure summary:
Operating capital expenditure	(135.4)	(123.3)	(187.0)	(197.1)
Development capital expenditure	(66.9)	(42.2)	(91.8)	(60.4)
Total purchase of property plant and equipment	(202.3)	(165.5)	(278.8)	(257.5)
Purchase of businesses	(20.7)	(11.1)	(28.9)	(15.7)
Total capital expenditure	(223.0)	(176.6)	(307.7)	(273.2)

	US$ million		A$ million
Quarter ended 31 December	2004	2003	2004	2003
Operating profit before finance and tax	163.3	121.9	213.3	169.3
Depreciation and amortisation	64.0	58.4	83.3	80.7
Net income tax (paid) refunded	(108.6)	(49.9)	(139.8)	(66.7)
Change in working capital	0.5	9.2	(0.5)	11.6
Profit/loss on asset sales/non trade	12.4	(2.0)	15.9	(2.7)
Interest received	6.1	5.6	7.8	7.6
Other	6.5	16.2	9.6	29.5
Net Cash from operating activities	144.3	159.4	189.8	229.2
Operating capital expenditure	(47.8)	(36.9)	(62.3)	(65.5)
Interest paid	(5.0)	(7.0)	(6.5)	(9.4)
Free Cash Flow	91.5	115.5	121.0	154.3

Capital expenditure summary:
Operating capital expenditure	(47.8)	(36.9)	(62.3)	(65.5)
Development capital expenditure	(24.0)	(25.8)	(31.3)	(33.9)
Total purchase of property plant and equipment	(71.8)	(62.7)	(93.6)	(99.4)
Purchase of businesses	(0.2)	—	(0.3)	—
Total capital expenditure	(72.0)	(62.7)	(93.9)	(99.4)

7                 Reconciliation of Net debt

Net debt represents current and non-current interest-bearing liabilities less cash assets.

	US$ million			A$ million
As at	31 Dec 2004	31 March 2004	31 Dec 2003	31 Dec 2004	31 March 2004	31 Dec 2003
Current interest-bearing liabilities	255.6	17.4	16.9	328.4	23.0	22.8
Non-current interest-bearing liabilities	630.2	912.4	1,001.7	809.6	1,208.2	1,338.0
Less: cash assets	(469.8)	(328.5)	(328.8)	(603.5)	(435.1)	(439.8)
Net debt	416.0	601.3	689.8	534.5	796.1	921.0

8                 Reconciliation of EBIT Interest Cover

EBIT interest cover represents EBIT divided by net interest expense.

Net interest expense represents interest expense less interest income.

	US$ million		A$ million
Year ended	31 Dec 2004	31 March 2004	31 Dec 2004	31 March 2004
Interest expense	46.7	54.6	63.4	78.9
Interest income	(16.6)	(11.7)	(22.5)	(16.4)
Net interest expense	30.1	42.9	41.0	62.5
EBIT (for last 12 months)	622.2	492.7	851.4	713.3
EBIT Interest Cover (times) (for last 12 months)	20.7	11.5	20.8	11.4

9                 Reconciliation of gearing/leverage

Gearing/leverage represents (a) net debt divided by equity and (b) net debt divided by net debt plus equity.

	US$ million			A$ million
As at	31 Dec 2004	31 March 2004	31 Dec 2003	31 Dec 2004	31 March 2004	31 Dec 2003
Net debt	416.0	601.3	689.8	534.5	796.1	921.0
Equity	2,499.9	2,280.6	2,191.0	3,211.5	3,019.8	2,941.0
Gearing/leverage (net debt/ equity)	16.6%	26.4%	31.3%	16.6%	26.4%	31.3%
Gearing/leverage (net debt/net debt plus equity)	14.3%	20.9%	23.8%	14.3%	20.9%	23.8%

Rinker Group Limited

Quarterly Financial Information

Third Quarter of Year Ended 31 March 2005

Important: Quarterly results are unaudited. Year ended 31 March 2003 comparative results are proforma. See notes 1 and 2 below.

	US$ million(2)			A$ million(2)
(Year ending 31 March 2005)	Jun Qtr 2004	Sept Qtr 2004	Dec Qtr 2004	Jun Qtr 2004	Sept Qtr 2004	Dec Qtr 2004
Average exchange rate (A$1=US$)	0.7085	0.7041	0.7652	0.7085	0.7041	0.7652
Rinker group
Revenue	1,058	1,076	1,095	1,495	1,527	1,426
EBITDA(3)	223.6	245.7	227.3	315.7	348.6	296.6
Depreciation	42.5	44.9	46.4	60.0	63.6	60.3
Amortisation	17.7	18.3	17.6	25.0	26.0	23.0
EBIT(3)	163.4	182.5	163.3	230.6	259.0	213.3
PAT(3)	95.1	112.4	94.6	134.3	159.5	123.7

EPS (cents per ord. share)	10.1	11.9	10.1	14.2	16.9	13.1
EPS (cents per ADR)	101	119	101	142	169	131
No. of shares for EPS calc. (million)	944.5	941.5	941.2	944.5	941.5	941.2

Free Cash Flow(4)	67.9	150.7	91.5	96.8	213.3	121.0

Net Debt(5)	589	502	416	853	700	535
Gearing (Net Debt/Net Debt+Equity)(6)	20.9%	17.5%	14.3%	20.9%	17.5%	14.3%

	US$ million(2)				A$ million(2)
(Year ended 31 March 2004)	Jun Qtr 2003	Sept Qtr 2003	Dec Qtr 2003	Mar Qtr 2004	Jun Qtr 2003	Sept Qtr 2003	Dec Qtr 2003	Mar Qtr 2004
Average exchange rate (A$1=US$)	0.6474	0.6549	0.7202	0.7608	0.6474	0.6549	0.7202	0.7608
Rinker group
Revenue	881	967	925	933	1,362	1,474	1,281	1,223
EBITDA(3)	179.9	193.0	180.3	173.7	278.0	294.6	250.0	227.6
Depreciation	38.7	39.8	40.8	42.4	59.9	60.8	56.3	55.5
Amortisation	18.4	18.3	17.7	18.1	28.5	27.9	24.4	23.6
EBIT(3)	122.8	134.9	121.9	113.2	189.7	205.9	169.3	148.5
PAT(3)	68.8	83.0	71.0	72.8	106.2	126.5	98.7	95.3
EPS (cents per ord. share)	7.3	8.8	7.5	7.7	11.2	13.4	10.4	10.1
EPS (cents per ADR)	73	88	75	77	112	134	104	101
No. of shares for EPS calc. (million)	944.7	944.8	945.0	945.0

	US$ million(2)				A$ million(2)
(Year ended 31 March 2003)	Jun Qtr 2002	Sept Qtr 2002	Dec Qtr 2002	Mar Qtr 2003	Jun Qtr 2002	Sept Qtr 2002	Dec Qtr 2002	Mar Qtr 2003
Average exchange rate (A$1=US$)	0.5562	0.5472	0.5583	0.5981	0.5562	0.5472	0.5583	0.5981
Rinker group
Revenue	695	707	790	764	1,250	1,293	1,413	1,277
EBITDA(3)	148.1	149.2	150.2	156.8	266.3	272.8	268.9	262.1
Depreciation	32.7	33.2	38.2	42.9	58.7	60.6	68.3	71.9
Amortisation	13.4	13.2	18.3	18.7	24.2	24.2	32.7	31.3
EBIT(3)	102.0	102.8	93.7	95.2	183.4	187.9	167.9	158.9
PAT(3)	54.9	57.7	48.3	54.9	98.7	105.3	86.5	91.0
EPS (cents per ord. share)	5.8	6.1	5.1	5.8	10.4	11.1	9.2	9.6
EPS (cents per ADR)	58	61	51	58	104	111	92	96
No. of shares for EPS calc. (million)	944.7	944.7	944.7	944.7

	Rinker Group Limited
	Quarterly Financial Information
	US$ million(2)			A$ million(2)
(Year ending 31 March 2005)	Jun Qtr 2004	Sept Qtr 2004	Dec Qtr 2004	Jun Qtr 2004	Sept Qtr 2004	Dec Qtr 2004

Segment Revenue
Aggregate	229	226	227	323	321	295
Cement	101	95	108	142	135	141
Concrete, block, asphalt	394	402	410	558	570	535
Concrete pipe and products	121	133	112	171	189	146
Other	117	107	127	166	152	165
Eliminations	(140)	(134)	(149)	(198)	(190)	(194)
Rinker Materials	822	830	835	1,162	1,178	1,088
Readymix	236	246	260	333	349	339
Consolidated Rinker group	1,058	1,076	1,095	1,495	1,527	1,426

Segment EBIT
Aggregate	43.4	44.8	44.0	61.1	63.5	57.4
Cement	23.7	24.8	32.4	33.5	35.2	42.2
Concrete, block, asphalt	38.7	41.8	50.5	54.8	59.5	66.0
Concrete pipe and products	20.6	27.1	17.7	29.1	38.4	23.2
Other	3.3	5.2	(9.4)	4.4	7.4	(12.0)
Rinker Materials	129.6	143.6	135.3	182.9	204.0	176.8
Readymix	36.1	41.7	30.7	51.0	58.9	40.0
Corporate	(2.3)	(2.8)	(2.7)	(3.2)	(3.9)	(3.5)
Consolidated Rinker group	163.4	182.5	163.3	230.6	259.0	213.3

Segment Depreciation and Amortisation
Aggregate	18.1	18.3	18.9	25.6	26.0	24.6
Cement	5.3	5.4	5.4	7.6	7.6	7.1
Concrete, block, asphalt	14.2	14.9	15.6	20.0	21.2	20.2
Concrete pipe and products	7.8	7.8	7.6	11.0	11.0	9.9
Other	4.3	4.3	4.1	6.0	6.0	5.3
Rinker Materials	49.7	50.6	51.6	70.2	71.8	67.1
Readymix	10.4	12.5	12.4	14.7	17.7	16.1
Corporate	0.1	0.1	—	0.1	0.1	—
Consolidated Rinker group	60.2	63.2	64.0	85.0	89.6	83.3

Segment EBITDA
Aggregate	61.5	63.1	62.9	86.7	89.5	82.0
Cement	29.1	30.2	37.8	41.1	42.8	49.2
Concrete, block, asphalt	52.9	56.7	66.1	74.8	80.6	86.2
Concrete pipe and products	28.5	34.8	25.3	40.1	49.4	33.1
Other	7.5	9.4	(5.3)	10.4	13.4	(6.6)
Rinker Materials	179.3	194.3	186.9	253.1	275.8	243.9
Readymix	46.5	54.1	43.1	65.7	76.5	56.2
Corporate	(2.2)	(2.7)	(2.7)	(3.1)	(3.8)	(3.5)
Consolidated Rinker group	223.6	245.7	227.3	315.7	348.6	296.6

	Rinker Group Limited
	Quarterly Financial Information
	US$ million(2)				A$ million(2)
	Jun Qtr	Sep Qtr	Dec Qtr	Mar Qtr	Jun Qtr	Sep Qtr	Dec Qtr	Mar Qtr
(Year ended 31 March 2004)	2003	2003	2003	2004	2003	2003	2003	2004

Segment Revenue
Aggregate	193	213	201	196	299	324	278	258
Cement	91	93	95	98	141	142	132	129
Concrete, block, asphalt	331	362	335	337	512	552	463	442
Concrete pipe and products	111	116	103	91	172	177	143	120
Other	100	105	97	109	155	160	134	143
Eliminations	(122)	(132)	(128)	(127)	(189)	(201)	(177)	(168)
Rinker Materials	705	757	703	703	1,090	1,153	973	923
Readymix	176	210	222	231	272	321	308	300
Consolidated Rinker group	881	967	925	933	1,362	1,474	1,281	1,223

Segment EBIT
Aggregate	38.2	39.3	33.6	27.1	58.9	59.8	46.7	35.5
Cement	23.0	24.4	25.1	23.0	35.5	37.2	34.7	30.2
Concrete, block, asphalt	24.0	30.1	25.4	36.9	37.2	46.0	35.2	48.5
Concrete pipe and products	15.9	18.6	15.9	2.7	24.6	28.4	22.2	3.4
Other	—	(5.1)	(6.6)	0.3	—	(7.5)	(9.0)	0.5
Rinker Materials	101.2	107.4	93.4	89.9	156.3	163.9	129.7	118.1
Readymix	23.0	30.0	30.6	26.5	35.5	45.8	42.6	34.5
Corporate	(1.4)	(2.5)	(2.2)	(3.2)	(2.1)	(3.8)	(3.0)	(4.0)
Consolidated Rinker group	122.8	134.9	121.9	113.2	189.7	205.9	169.3	148.5

Segment Depreciation and Amortisation
Aggregate	16.7	17.3	17.1	18.3	25.9	26.4	23.7	24.0
Cement	5.3	5.3	5.3	5.4	8.2	8.1	7.4	7.0
Concrete, block, asphalt	13.2	13.5	13.7	13.6	20.5	20.6	18.9	17.9
Concrete pipe and products	8.1	8.0	7.9	7.9	12.5	12.3	10.9	10.4
Other	6.0	5.6	5.2	5.0	9.3	8.6	7.1	6.6
Rinker Materials	49.4	49.8	49.2	50.4	76.3	75.9	68.0	65.9
Readymix	7.8	8.3	9.2	10.1	12.0	12.7	12.8	13.1
Corporate	—	—	—	—	—	—	—	—
Consolidated Rinker group	57.1	58.1	58.4	60.5	88.4	88.7	80.7	79.1

Segment EBITDA
Aggregate	55.0	56.6	50.8	45.4	84.8	86.2	70.3	59.5
Cement	28.3	29.8	30.4	28.4	43.7	45.4	42.1	37.2
Concrete, block, asphalt	37.3	43.6	39.1	50.5	57.7	66.6	54.1	66.4
Concrete pipe and products	24.0	26.7	23.9	10.6	37.1	40.6	33.1	13.8
Other	6.0	0.6	(1.5)	5.3	9.3	1.1	(1.9)	7.1
Rinker Materials	150.5	157.2	142.7	140.3	232.6	239.9	197.7	184.0
Readymix	30.8	38.3	39.8	36.7	47.5	58.5	55.3	47.6
Corporate	(1.4)	(2.5)	(2.2)	(3.2)	(2.1)	(3.8)	(3.0)	(4.0)
Consolidated Rinker group	179.9	193.0	180.3	173.7	278.0	294.6	250.0	227.6

	Rinker Group Limited
	Quarterly Financial Information
	US$ million(2)				A$ million(2)
	Jun Qtr	Sep Qtr	Dec Qtr	Mar Qtr	Jun Qtr	Sep Qtr	Dec Qtr	Mar Qtr
(Year ended 31 March 2003)	2002	2002	2002	2003	2002	2002	2002	2003

Segment Revenue
Aggregate	140	141	176	170	251	257	314	287
Cement	80	80	81	86	144	146	146	143
Concrete, block, asphalt	199	214	303	293	358	392	543	490
Concrete pipe and products	126	121	97	92	227	222	174	154
Other	106	107	90	94	190	197	161	156
Eliminations	(96)	(99)	(107)	(112)	(173)	(181)	(191)	(189)
Rinker Materials	555	564	641	622	998	1,032	1,147	1,041
Readymix	140	143	149	142	252	261	266	236
Consolidated Rinker group	695	707	790	764	1,250	1,293	1,413	1,277

Segment EBIT
Aggregate	28.6	27.9	28.2	19.4	51.5	50.9	50.5	32.5
Cement	20.7	21.0	21.2	23.8	37.2	38.5	37.9	39.9
Concrete, block, asphalt	17.2	19.8	22.2	26.5	31.0	36.3	39.8	44.3
Concrete pipe and products	21.8	19.4	10.1	8.7	39.2	35.5	18.2	14.7
Other	(0.3)	0.1	(2.2)	(0.7)	(0.7)	0.3	(3.9)	(1.4)
Rinker Materials	88.0	88.3	79.5	77.8	158.1	161.4	142.5	130.0
Readymix	15.9	16.4	16.1	19.4	28.7	29.9	28.8	32.2
Corporate	(1.9)	(1.8)	(1.9)	(2.0)	(3.4)	(3.4)	(3.4)	(3.3)
Consolidated Rinker group	102.0	102.8	93.7	95.2	183.4	187.9	167.9	158.9

Segment Depreciation and Amortisation
Aggregate	12.8	13.1	16.8	16.6	23.0	24.0	29.8	27.7
Cement	5.0	5.1	5.2	5.4	9.0	9.4	9.4	8.8
Concrete, block, asphalt	7.4	7.6	13.7	13.7	13.3	14.0	24.5	22.9
Concrete pipe and products	8.1	7.9	8.1	8.4	14.6	14.4	14.4	13.9
Other	6.5	6.3	6.2	6.5	11.7	11.6	11.3	10.8
Rinker Materials	39.8	40.1	50.0	50.4	71.6	73.3	89.4	84.0
Readymix	6.3	6.3	6.5	11.3	11.3	11.6	11.6	19.2
Corporate	—	—	—	—	—	—	—	—
Consolidated Rinker group	46.1	46.4	56.5	61.6	82.9	84.9	101.0	103.2

Segment EBITDA
Aggregate	41.4	41.0	44.9	36.0	74.5	74.9	80.3	60.2
Cement	25.7	26.2	26.5	29.2	46.3	47.8	47.3	48.7
Concrete, block, asphalt	24.6	27.5	36.0	40.2	44.3	50.2	64.3	67.2
Concrete pipe and products	29.9	27.3	18.2	17.1	53.8	49.9	32.6	28.6
Other	6.2	6.4	4.0	5.8	10.9	11.8	7.3	9.4
Rinker Materials	127.8	128.4	129.6	128.2	229.7	234.7	231.9	214.0
Readymix	22.2	22.7	22.5	30.7	40.0	41.5	40.4	51.4
Corporate	(1.9)	(1.8)	(1.9)	(2.0)	(3.4)	(3.4)	(3.4)	(3.3)
Consolidated Rinker group	148.1	149.2	150.2	156.8	266.3	272.8	268.9	262.1

Footnotes

1.               In anticipation of Rinker’s demerger from CSR Lmited on 28 March 2003, a number of businesses were transferred between the Rinker group and CSR during the year ended 31 March 2003. The results of the Rinker group prior to the year ended 31 March 2003 (YEM03), did not reflect the businesses that comprised the Rinker Group on demerger from CSR Limited in accordance with an order of the Federal Court on 28 March 2003. Accordingly, unaudited pro forma financial information has been prepared for YEM03 and prior. The directors believe it is meaningful to compare information for periods after 31 March 2003 with the unaudited pro forma information for periods ending on or prior to 31 March 2003 and this quarterly financial information has been prepared on this basis.

2.               Rinker’s operating subsidiaries (Rinker Materials Corporation in the US and Readymix in Australia and China) each generate all revenue and incur all costs in their local currency. As a result, directors believe their performance is best measured in their local currency. At the group level, Rinker Materials represents around 80% of earnings. As a result, US$ performance represents the most appropriate measure of Rinker’s performance and value.

3.               PAT represents Net profit attributable to members of Rinker Group Limited. EBIT represents Profit from ordinary activities before finance and income tax. EBITDA represents EBIT prior to Depreciation and Amortisation.

4.               Free cash flow represents Net cash from operating activities less (1) operating capital expenditure included in cashflows from purchase of property, plant and equipment and (2) interest paid.

	US$ million		A$ million
Quarter ended 31 December	2004	2003	2004	2003
Operating profit before finance and tax	163.3	121.9	213.3	169.3
Depreciation and amortization	64.0	58.4	83.3	80.7
Net income tax (paid) refunded	(108.6)	(49.9)	(139.8)	(66.7)
Change in working capital	0.5	9.2	(0.5)	11.6
Profit/loss on asset sales/non trade	12.4	(2.0)	15.9	(2.7)
Interest received	6.1	5.6	7.8	7.6
Other	6.5	16.2	9.6	29.5
Net Cash from operating activities	144.3	159.4	189.8	229.2
Operating capital expenditure	(47.8)	(36.9)	(62.3)	(65.5)
Interest paid	(5.0)	(7.0)	(6.5)	(9.4)
Free Cash Flow	91.5	115.5	121.0	154.3

Capital expenditure summary:
Operating capital expenditure	(47.8)	(36.9)	(62.3)	(65.5)
Developmental capital expenditure	(24.0)	(25.8)	(31.3)	(33.9)
Total purchase of property plant and equipment	(71.8)	(62.7)	(93.6)	(99.4)
Purchase of businesses	(0.2)	—	(0.3)	—
Total capital expenditure	(72.0)	(62.7)	(93.9)	(99.4)

5.               Net debt represents current and non-current interest-bearing liabilities less cash assets.

	US$ million			A$ million
	31 Dec	31 March	31 Dec	31 Dec	31 March	31 Dec
As at	2004	2004	2003	2004	2004	2003
Current interest-bearing liabilities	255.6	17.4	16.9	328.4	23.0	22.8
Non-current interest-bearing liabilities	630.2	912.4	1,001.7	809.6	1,208.2	1,338.0
Less: Cash assets	(469.8)	(328.5)	(328.8)	(603.5)	(435.1)	(439.8)
Net debt	416.0	601.3	689.8	534.5	796.1	921.0

6.               Gearing/leverage represents (a) net debt divided by equity and (b) net debt divided by net debt plus equity.

	US$ million			A$ million
	31 Dec	31 March	31 Dec	31 Dec	31 March	31 Dec
As at	2004	2004	2003	2004	2004	2003
Net debt	416.0	601.3	689.8	534.5	796.1	921.0
Equity	2,499.9	2,280.6	2,191.0	3,211.5	3,019.8	2,941.0
Gearing/leverage (net debt/equity)	16.6%	26.4%	31.3%	16.6%	26.4%	31.3%
Gearing/leverage (net debt/net debt+equity)	14.3%	20.9%	23.8%	14.3%	20.9%	23.8%